Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

         The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it or him contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: March 3, 2008

Ronex Holdings, Limited Partnership By: Ronex Holdings Ltd., general partner By: _____/s/Ishay Davidi_ Name: Ishay Davidi Title: CEO
Ronex Holdings Ltd. By: __/s/Ishay Davidi_ Name: Ishay Davidi Title: CEO
FIMI Opportunity 2005 Ltd. By: ____/s/ Ishay Davidi_ Name: Ishay Davidi Title: CEO
FIMI IV 2007 Ltd. By: ___/s/Ishay Davidi__ Name: Ishay Davidi Title: CEO
FIMI Opportunity II Fund, L.P. By: FIMI Opportunity 2005 Ltd., general partner By: _/s/Ishay Davidi_ Name: Ishay Davidi Title: CEO
FIMI Israel Opportunity Fund II, Limited Partnership By: FIMI Opportunity 2005 Ltd., general partner By: ___/s/ Ishay Davidi_ Name: Ishay Davidi Title: CEO
FIMI Opportunity IV, L.P. By: FIMI IV 2007 Ltd., general partner By: ___/s/Ishay Davidi__ Name: Ishay Davidi Title: CEO
FIMI Israel Opportunity IV, Limited Partnership By: FIMI IV 2007 Ltd., general partner By: ___/s/ Ishay Davidi_ Name: Ishay Davidi Title: CEO
/s/Ishay Davidi_ Ishay Davidi
/s/ Barry Shaked_ Barry Shaked
_/s/ Brian Cooper_ Brian Cooper